EXHIBIT 99.1

MILLER INDUSTRIES REPORTS CALENDAR YEAR 2002 FOURTH QUARTER
AND YEAR END RESULTS

       CHATTANOOGA, Tennessee, May 22, 2003 - Miller Industries, Inc. (NYSE:MLR) today announced financial results for the 2002 fourth quarter and year ended December 31, 2002.

       For the fourth quarter of 2002, net sales from continuing operations were $53.3 million, compared with $53.9 million in the fourth calendar quarter of 2001. Fourth quarter 2002 income from continuing operations was $1.2 million, or $0.13 per diluted share, compared with a net operating loss of $(1.9) million, or ($0.20) per diluted share, in the fourth quarter of 2001.

       During the quarter ended December 31, 2002, the Company’s management and its board of directors made the decision to divest its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. As a result, in accordance with generally accepted accounting principles, the assets for the towing services segment and the distribution group are considered a "disposal group" and the assets are no longer being depreciated. All assets and liabilities and results of operations associated with these assets have been separately presented in the accompanying financial statements. The statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. The discussions and analyses that follow are of continuing operations, as restated, unless otherwise noted.

       Including a loss of $(23.6) million, or $(2.52) per diluted share, after-tax, from discontinued operations, Miller Industries reported a net loss for the calendar 2002 fourth quarter of $(22.3) million, or

$(2.39) per diluted share. Including a loss from discontinued operations of $(15.9) million, or $(1.70) per diluted share, after tax, the Company reported a net loss for the 2001 fourth quarter of $(17.7) million, or $(1.90) per diluted share. The losses from discontinued operations in the fourth quarter of 2002 and 2001 include special or non-recurring charges, pre-tax, of $10.2 million and $13.4 million from the towing services segment, and $1.6 million and $1.5 million from the distribution group, respectively.

       For the full calendar year ended December 31, 2002, the Company reported net sales from continuing operations of $203.1 million versus $219.0 million a year ago. Income from continuing operations for the full calendar year 2002 totaled $3.5 million, or $0.38 per diluted share, before the cumulative effect of the change in accounting method from FAS 142, compared to income from continuing operations of $5.6 million, or $0.60 per diluted share for the full calendar year 2001.

       Including an after-tax loss from discontinued operations of $(27.4) million, or $(2.93) per diluted share and the cumulative effect of FAS 142, Miller Industries reported a net loss for the calendar year ended 2002 of $(45.7) million, or $(4.89) per diluted share. Including an after-tax loss from discontinued operations of $(25.9) million, or $(2.78) per diluted share, the Company reported a net loss for the calendar year ended 2001 of $(20.4) million, or $(2.18) per diluted share. The losses from discontinued operations in 2002 and 2001 include special or non-recurring charges, pre-tax, of $15.3 million and $13.2 million from the towing services segment, and $2.5 million and $3.3 million from the distribution group, respectively.

       For the 2002 fourth quarter, selling, general and administrative expenses were $3.4 million, versus $4.7 million in the prior year period, reflecting the Company’s ongoing focus on operating cost control. Interest expense in the fourth quarter of calendar 2002 declined to $253,000 from $1.6 million in the year ago fourth quarter. This reduction in interest expense reflects lower borrowing levels in the continuing operations, as the Company has consistently been paying down its debt.

       Jeffrey I. Badgley, President and CEO of Miller Industries, commented, “The trends we witnessed in the first three quarters of 2002 continued into the fourth quarter. Purchasing decisions by our customers continued to be affected by higher operating costs and tight credit markets, effectively pushing out the timeline on these decisions. However, our focus on increasing efficiencies has been effective in allowing the Company to reduce SG&A and enhance the profitability of our operations.”

       Mr. Badgley concluded, “During the quarter we continued our efforts to exit the towing services market. At the end of March 2003, the Company had sold or closed 100 RoadOne terminals and had 14 terminals remaining to be sold. We have used the proceeds of these sales to pay down debt and strengthen our balance sheet. Looking ahead to 2003, we will continue to concentrate on our core manufacturing operations, an area in which we see the greatest growth potential over the long term. We have maintained our position as the world’s largest producer of towing and recovery equipment, and going forward our focus will be to leverage our position in the marketplace.”

       In February and April of 2003, the Company entered into the Fifth and Sixth Amendments to the Senior Credit Facility, which revised the RoadOne revolving commitment, by extending for one year to March 31, 2004 the time for the reduction thereof to $-0. At April 30, 2003, the actual balance under the RoadOne Revolving line of credit was approximately $7.5 million. The Amendment also extended the time for required delivery of the Company’s annual financial reports for the fiscal year ended December 31, 2002 and certain related items from March 31, 2003 to April 30, 2003.

       The Company’s Junior Credit Facility matures on July 23, 2003 and all outstanding principal and accrued interest under the facility becomes due and payable on that date. As previously announced, the Company is seeking to extend the maturity date of and/or refinance the amount outstanding under the Junior Credit Facility, and has engaged in discussions with its senior and junior lenders regarding such extension and/or refinancing. However, there can be no assurance that the Company will be able to extend the maturity date or obtain such financing on terms favorable to the Company, if at all. If the Company is unable to refinance the outstanding portion of the Junior Credit Facility, the failure to pay such amounts when due would constitute an event of default under both the Junior Credit Facility and the Senior Credit Facility. In the event of such a default, the senior lender agent would be entitled to prevent the junior lender agent from taking any enforcement action against the Company for up to 270 days after the date the junior lender agent gives notice of enforcement to the Company.

       Primarily because of the potential default in July 2003, the Company’s independent auditors have included a “going concern” explanatory paragraph in their annual audit report. The Company is therefore currently in default under both the Senior and Junior Credit Facilities as a result of the “going concern” explanatory paragraph as well as the failure to file its Annual Report prior to April 30, 2003. Additionally, the Company is in default of the EBITDA covenant under the Junior Credit Facility only for the first quarter of calendar 2003. The Company is currently not pursuing a waiver of these defaults or an amendment to the Credit Facilities to cure these defaults. The Company has had informal discussions with its creditors and believes based on these discussions that the Senior and Junior lender agents will not take action against the Company as a result of these defaults. However, there can be no assurance that they will not pursue action in the future as a result of these defaults or any other default under the Credit Facilities.

       In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for May 23rd, 2003 at 10:00 AM EDT. Listeners can access the conference call live and archived over the Internet through a link at http://www.firstcallevents.com/service/ajwz382287104gf12.html.  Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 28, 2003. The replay number is 800-642-1687, passcode 911832

       Miller Industries is the world’s leading integrated provider of vehicle towing and recovery equipment. The Company markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

       Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that forward looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2001, which discussion is incorporated herein by this reference.

-TABLE FOLLOWS-

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2002	2001	% Change	2002	2001	% Change

NET SALES	$53,324	$53,859	1%	$203,059	$218,979	-7%

COSTS AND EXPENSES:

COSTS OF OPERATIONS	45,732	45,173	1%	174,516	188,309	-7%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	3,401	4,655	-27%	17,434	18,315	-5%
SPECIAL CHARGES AND OTHER OPERATING EXPENSES (NET)	0	1,794	-100%	0	1,794	-100%
INTEREST EXPENSE, NET	253	1,606	-84%	4,368	3,690	18%

TOTAL COSTS AND EXPENSES	49,386	53,228	-7%	196,318	212,108	-7%

INCOME (LOSS) BEFORE INCOME TAXES	3,938	631	524%	6,741	6,871	-2%

INCOME TAX PROVISION (BENEFIT)	2,690	2,486	8%	3,217	1,295	148%

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,248	(1,855)	-167%	3,524	5,576	-37%

DISCONTINUED OPERATIONS:

LOSS FROM DISCONTINUED OPERATIONS, BEFORE TAXES	(22,462)	(16,485)	36%	(26,146)	(26,555)	-2%
INCOME TAX PROVISION (BENEFIT)	1,128	(615)	283%	1,260	(615)	-305%
LOSS FROM DISCONTINUED OPERATIONS	(23,590)	(15,870)	49%	(27,406)	(25,940)	-6%
LOSS BEFORE CUMULATIVE EFFECT OF LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD	(22,342)	(17,725)	26%	(23,882)	(20,364)	-17%
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD	--	--	0%	(21,812)	--	-100%

NET LOSS	$(22,342)	$(17,725)	26%	$(45,694)	$(20,364)	124%

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$ 0.13	$ (0.20)	-167%	$ 0.38	$ 0.60	-37%
LOSS FROM DISCONTINUED OPERATIONS	$ (2.52)	(1.70)	49%	(2.93)	(2.78)	-6%
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$ --	--	0%	(2.34)	--	100%

BASIC LOSS	$ (2.39)	$ (1.90)	-26%	$ (4.89)	$ (2.18)	124%

DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$ 0.13	$ (0.20)	-167%	$ 0.38	$ 0.60	-37%
LOSS FROM DISCONTINUED OPERATIONS	$ (2.52)	(1.70)	49%	(2.93)	(2.78)	6%
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	--	--	0%	(2.34)	--	100%

DILUTED LOSS	$ (2.39)	$ (1.90)	-26%	$ (4.89)	$ (2.18)	124%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	9,341	9,341	0%	9,341	9,341	0%
DILUTED	9,345	9,343	0%	9,345	9,345	0%